Exhibit 99.1

PodcastOne (NASDAQ: PODC) Reports Record 1H & Q2 Fiscal 2026 Financial Results and Raises Full-Year Guidance, Cash $2.7 Million up $2.2 Million Year-over-Year

LOS ANGELES, CA, November 11, 2025 -- PodcastOne (Nasdaq: PODC), a leading publisher and podcast sales network, today announced record financial results for the second quarter (“Q2 Fiscal 2026”) and first half (“1H Fiscal 2026”) of its fiscal year ending March 31, 2026.

Financial Highlights:

●	Q2 Fiscal 2026

o	Revenue: $15.2 Million, up 22% year-over-year

o	Adjusted EBITDA*: $1.1 Million, up 369% year-over-year

●	1H Fiscal 2026

o	Revenue: $30.2 Million, up 19% year-over-year

o	Adjusted EBITDA*: $1.7 Million, up 332% year-over-year

●	Raised Fiscal 2026 Guidance

o	Revenue: $56-60 Million

o	Adjusted EBITDA*: $4.5-6 Million

Operational Highlights:

●	Added 17 new podcasts year-to-date, totaling 210 shows across the network

●	Maintained Top 10 Publisher status in Podtrac rankings for 12 consecutive months (currently #9)

●	Achieved record revenue from Art19 (Amazon) and a Fortune 250 streaming partner

●	Expanded Amazon partnership from $16.5 million (3 years) to a $20+ million annual run rate

●	Fortune 250 partner revenue increased to $26+ million annual run rate

●	Three PodcastOne titles sold to major TV and streaming platforms.

PodcastOne’s strong results reflect the continued expansion of its podcast network, growth in advertiser demand, and the success of its strategic partnerships.

Management Commentary

“PodcastOne continues to lead the podcasting industry by combining innovation with proven performance. This quarter, we achieved record revenue of $15.2 million, reflecting the strength of our diversified business model and the success of our AI-powered tools that enhance discovery, monetization, and production across our network. Platforms like PodRoll, PodcastOne Pro, and our programmatic channels continue to drive meaningful growth, while our creators benefit from advanced analytics, predictive insights, and new monetization opportunities,” said Kit Gray, President and Co-Founder of PodcastOne.

“Our brand momentum is stronger than ever. From high-profile additions like Beach Too Sandy, Water Too Wet and Notsam Wrestling, to new partnerships including BuzzFeed’s Phone a Fangirl, we’re expanding both our content lineup and our audience reach.

We’re entering this next phase with confidence, focused on leveraging technology to empower creators, deliver measurable results for advertisers, and solidify PodcastOne’s position as the premier AI-powered podcast network,” concluded Mr. Gray.

Q2 Fiscal 2026 vs Q2 Fiscal 2025 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended		Six Monthe Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$15,156	$12,154	$30,150	$25,312
Operating loss	$(975)	$(1,658)	$(2,029)	$(3,025)
Total other income (expense)	$-	$-	$-	$-
Net loss	$(975)	$(1,669)	$(2,029)	$(3,036)
Adjusted EBITDA*	$1,086	$(403)	$1,666	$(710)
Net loss per share basic and diluted	$(0.04)	$(0.07)	$(0.08)	$(0.13)

Fiscal 2026 Guidance

PodcastOne’s guidance for its Fiscal 2026 is for revenues to increase to at least a record of $56-60 million and drive expected record Adjusted EBITDA* of $4.5-6.0 million.

Second Quarter Fiscal 2026 Earnings Conference Call and Webcast:

Date: Tuesday, November 11, 2025

Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)

Webcast Link: https://events.q4inc.com/attendee/811347928

Dial-in: +1 (800) 715-9871

International Dial-in: +1 (646) 307-1963

Conference Code: 6859942

About PodcastOne, Inc.

PodcastOne (NASDAQ: PODC) is a leading podcast platform that provides creators and advertisers with a comprehensive 360-degree solution in sales, marketing, public relations, production, and distribution. PodcastOne has surpassed 3.9 billion total downloads with a community of 200 top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang, A&E's Cold Case Files, and Varnamtown. PodcastOne has built a distribution network reaching over 1 billion monthly impressions across all channels, including YouTube, Spotify, Apple Podcasts, and iHeartRadio. PodcastOne is also the parent company of PodcastOne Pro which offers fully customizable production packages for brands, professionals, or hobbyists. For more information, visit www.podcastone.com and follow us on Facebook, Instagram, YouTube, and X at @podcastone.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, merger, distribution or other transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; LiveOne’s ability to satisfy the conditions for closing on its announced additional convertible debentures financing; LiveOne’s ability to implement its recently announced digital assets treasury strategy and/or purchase digital assets from time to time pursuant to such strategy, including for up to the maximum announced amount, and other risks related to such strategy; uncertain and unfavorable outcomes in legal proceedings and/or PodcastOne’s and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of PodcastOne, LiveOne and/or LiveOne’s other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2025, PodcastOne’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 14, 2025, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Use of Non-GAAP Financial Measures*

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales before (a) Cost of Sales share-based compensation expense, (b) depreciation, and (c) amortization of developed technology. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, and (e) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full fiscal year 2026 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

PodcastOne Press Contact:

(310) 246-4600
Susan@Guttmanpr.com

Financial Information

The tables below present financial results for the three and six months ended September 30, 2025 and 2024.

PodcastOne, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue:	$15,156	$12,154	$30,150	$25,312

Operating expenses:
Cost of sales	13,543	11,142	27,097	22,851
Sales and marketing	678	877	1,557	1,724
Product development	11	13	23	31
General and administrative	1,774	1,452	3,252	2,849
Amortization of intangible assets	125	328	250	705
Impairment of intangible assets	-	-	-	176
Total operating expenses	16,131	13,812	32,179	28,337
Loss from operations	(975)	(1,658)	(2,029)	(3,025)

Other income (expense):
Total other expense, net	-	-	-	-

Loss before provision (benefit) for income taxes	(975)	(1,658)	(2,029)	(3,025)

Provision for income taxes	-	11	-	11
Net loss	$(975)	$(1,669)	$(2,029)	$(3,036)

Net loss per share – basic and diluted	$(0.04)	$(0.07)	$(0.08)	$(0.13)
Weighted average common shares – basic and diluted	26,506,636	24,162,612	26,291,453	23,991,772

PodcastOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	March 31,
	2025	2025

Assets
Current Assets
Cash and cash equivalents	$2,747	$1,079
Accounts receivable, net	6,142	6,246
Prepaid expense and other current assets	289	230
Total Current Assets	9,178	7,555
Property and equipment, net	50	59
Goodwill	12,041	12,041
Intangible assets, net	935	1,186
Related party receivable	366	354
Total Assets	$22,570	$21,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,329	$5,539
Related party payable	528	514
Total Current Liabilities	7,857	6,053
Total Liabilities	7,857	6,053

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 26,880,256 and 26,016,107 shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively	-	-
Additional paid in capital	52,811	51,211
Accumulated deficit	(38,098)	(36,069)
Total stockholders’ equity	14,713	15,142
Total Liabilities and Stockholders’ Equity	$22,570	$21,195

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

				Non-
				Recurring
	Net	Depreciation		Acquisition and	Other	(Benefit)
	Income	and	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)	Amortization	Compensation	Costs (1)	Expense (2)	for Taxes	EBITDA*
Three Months Ended September 30, 2025
Total	$(975)	$131	$1,930	$-	$-	$-	$1,086

Three Months Ended September 30, 2024
Total	$(1,669)	$394	$861	$-	$-	$11	$(403)

Six Months Ended September 30, 2025
Total	$(2,029)	$283	$3,395	$17	$-	$-	$1,666

Six Months Ended September 30, 2024
Total	$(3,035)	$1,013	$1,263	$38	$-	$11	$(710)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

(2)	Other (income) expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue:	$15,156	$12,154	$30,150	$25,312
Less:
Cost of sales	(13,543)	(11,142)	(27,097)	(22,851)
Amortization of developed technology	-	(61)	(31)	(121)
Gross Profit	1,613	951	3,022	2,340

Add backs:
Share-based compensation	1,072	24	2,004	46
Depreciation	3	39	26	76
Amortization of developed technology	-	61	31	121
Contribution Margin*	$2,688	$1,075	$5,083	$2,583

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.